Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Tactile Systems Technology, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Tactile Systems Technology, Inc. on Form S-3 (File No. 333-220132) and Forms S-8 (File No. 333-212704, File No. 333-216278, File No. 333-223249 and File No. 333-236681).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

February 23, 2021